ETRN ANNOUNCES SECOND QUARTER 2020 RESULTS

Canonsburg, PA (August 4, 2020) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the second quarter 2020.
Q2 2020 Highlights:
•Generated $344 million of net cash provided by operating activities
•Achieved $155 million of free cash flow and $88 million of retained free cash flow
•Recorded 72% of total operating revenue from firm reservation fees
•Raised full-year 2020 estimated adjusted EBITDA and cash flow guidance

“This quarter begins to show the benefits of our recent transformative actions and the financial discipline necessary to operate in these uncertain times," said Thomas F. Karam, ETRN chairman and chief executive officer. "First, we executed the last component of our corporate simplification plan with the closing of the EQM merger. And second, we successfully raised $1.6 billion of senior notes, ensuring ample liquidity to support our capital investment plan. Our financial policy is designed to control our capital in order to de-lever quickly and generate substantial free cash flow."
“We are very pleased with the recent legal and regulatory progress made on MVP and look forward to getting shovels back in the ground on this important project," added Diana M. Charletta, ETRN president and chief operating officer. "MVP plays a critical role in meeting the growing demand for reliable, affordable, and clean-burning natural gas in the mid-Atlantic and southeastern United States. We appreciate the oversight of the various state and federal agencies that have helped guide our construction activities and expect to complete the roughly 8% remaining total project work by early 2021."
See "Non-GAAP Disclosures" for important disclosures regarding the use of non-GAAP supplemental financial measures included in this news release, including information regarding their most comparable GAAP financial measure.
SECOND QUARTER 2020 SUMMARY RESULTS

$ millions (except per share metrics)
Net income attributable to ETRN common shareholders	$27.0
Adjusted net income attributable to ETRN common shareholders	$56.8
Earnings per diluted share attributable to ETRN common shareholders	$0.10
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.22
Net income	$143.5
Adjusted EBITDA	$263.2
Deferred revenue	$74.2
Net cash provided by operating activities	$343.7
Free cash flow	$154.9
Retained free cash flow	$88.3
Net income attributable to ETRN common shareholders for the second quarter 2020 was impacted by $11.5 million of transaction costs primarily related to the share-for-unit merger with EQM Midstream Partners, LP (EQM) and a $12.6 million unrealized gain on derivative instruments. The unrealized gain is reported within other income and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of the NYMEX Henry Hub first-of-the-month closing index price exceeding certain thresholds during the three years following Mountain Valley Pipeline's (MVP) in-service, but in no case extending beyond December 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end.
Net income attributable to ETRN common shareholders for the second quarter 2020 was also impacted by a $27 million premium associated with the redemption of a portion of EQM's Series A Perpetual Convertible Preferred Units (EQM Series A Preferred Units) in connection with the EQM merger. The premium represents the difference between the $617 million paid to redeem the EQM Series A Preferred Units and the $590 million carrying value of the redeemed units and is classified as a preferred dividend, reducing net income attributable to ETRN common shareholders.
As a result of the gathering agreement with EQT, entered into in February 2020 and beginning with the second quarter 2020 results, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average rate applied over the 15-year contract life. The difference between the cash received from the contracted MVC and the revenue recognized results in the deferral of revenue into future periods. In the second quarter 2020, deferred revenue was $74.2 million.
Operating revenue for the second quarter was lower compared to the same quarter last year by $65.6 million, primarily from the impact of deferred revenue in the second quarter 2020 and partially offset by increased revenue from higher MVCs on gathering and water. Second quarter 2020 operating revenue was also impacted by a temporary production curtailment from ETRN's largest customer that averaged approximately 1.2 Bcf per day for 45 days in the quarter. Operating expenses decreased by $74.7 million compared to the second quarter 2019. The decrease was driven primarily by an $80.1 million impairment of long-lived assets in the second quarter of 2019.
QUARTERLY DIVIDEND
For the second quarter 2020, ETRN will pay a quarterly cash dividend of $0.15 per share on August 13, 2020 to ETRN common shareholders of record at the close of business on August 4, 2020.
TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

$MM	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Full-Year 2020 Forecast
MVP	$33	$78	$570 - $610
Gathering(1)	$90	$189	$340 - $360
Transmission(2)	$16	$26	$65 - $85
Water	$2	$6	$15
Headquarters	$1	$3	$5
Total	$142	$302	$995 - $1,075
Note: In Q2 2020, in connection with the EQM merger, ETRN discontinued reporting ongoing maintenance capital expenditures. Ongoing maintenance capital expenditures are now reflected within the total capital expenditures and capital contributions table.
(1)Excludes $11.1 million and $23.6 million of capital expenditures related to non-controlling interests in Eureka Midstream Holdings, LLC (Eureka) for the three and six months ended June 30, 2020, respectively.
(2)Includes capital contributions to Mountain Valley Pipeline, LLC (MVP JV) for the MVP Southgate project.
OUTLOOK

$ millions	Q3 2020
Net income attributable to ETRN	$125 - $145
Adjusted EBITDA	$250 - $275
Deferred revenue	$75

$ millions	Full-year 2020
Net income attributable to ETRN	$405 - $445
Adjusted EBITDA	$1,170 - $1,220
Deferred revenue	$227
Free cash flow	$0 - $50
Retained free cash flow	$(410) - $(360)
BUSINESS AND PROJECT UPDATES
ETRN Acquisition of EQM and EQM Series A Preferred Units
On June 17, 2020, ETRN completed the share-for-unit merger with EQM, in which each outstanding public common unit of EQM was converted into 2.44 shares of ETRN common stock. As of June 30, 2020, ETRN had approximately 432 million shares outstanding.
In connection with the closing of the acquisition of EQM, EQM repurchased $600 million of its Series A Preferred Units. The remaining $600 million of EQM Series A Preferred Units were exchanged for $600 million of newly issued Series A Perpetual Convertible Preferred Shares of ETRN.
Bond Offering
On June 18, 2020, EQM completed its issuance of $700 million of 6.0% senior unsecured notes due 2025 and $900 million of 6.5% senior unsecured notes due 2027. Proceeds from the offering were used to repay outstanding borrowings under the $3 billion EQM revolving credit facility and for general partnership purposes.
Outstanding Debt and Liquidity
As of June 30, 2020, ETRN reported $6.4 billion of consolidated long-term debt; $485 million of borrowings and $235 million of letters of credit outstanding under the $3 billion revolving credit facility; and $202.3 million of cash.
Water Services
Water operating income was $12.3 million and water EBITDA was $19.8 million in the second quarter 2020. Water EBITDA is forecast to be approximately $70 - $75 million for the full-year 2020.
Volume Curtailment Update
Second quarter 2020 gathered volumes and revenue were impacted from temporary production curtailments by ETRN's largest customer. The curtailed volumes averaged approximately 1.2 Bcf per day over 45 days during the second quarter. In July, the curtailed volumes were brought back online in a phased approach over several weeks.
Mountain Valley Pipeline
On June 15, 2020, the Supreme Court of the United States reversed a lower court decision regarding the U.S. Forest Service's authority to grant a right-of-way to cross the Appalachian Trail. The positive ruling clears the path for MVP's Appalachian Trail crossing. MVP JV expects a new Biological Opinion to be issued shortly, with certain forward construction activities resuming upon approval from the U.S. Federal Energy Regulatory Commission (FERC). Following the Biological Opinion, MVP JV expects to receive the Nationwide Permit 12 from the U.S. Army Corps of Engineers, which combined with FERC approval, will allow water body crossing activities to resume.
MVP JV is targeting an early 2021 full in-service date for the project. Based on the project's current $5.4 billion budget, ETRN expects to fund approximately $2.7 billion of the total project cost and, through June 30, 2020, has funded approximately $2.1 billion. In order to adapt the construction plan for potential complex judicial decisions and regulatory changes, total project costs may potentially increase by approximately 5%. ETRN expects that it may be required to fund approximately $175 million related to the potential increase in project costs.
MVP Southgate
On June 18, 2020, the FERC issued the Certificate of Public Convenience and Necessity for the MVP Southgate project. Project construction is expected to begin in 2021, upon receiving all necessary permits and authorizations, and MVP Southgate is targeted to enter service in 2021. The approximately 75-mile pipeline is expected to receive gas from MVP in Virginia and transport the gas to new delivery points in Rockingham and Alamance Counties,

North Carolina. With a total project cost estimate of approximately $450 million to $500 million, MVP Southgate is backed by a 300 MMcf per day firm capacity commitment from Dominion Energy North Carolina and, as designed, the pipeline has expansion capabilities that could provide up to 900 MMcf per day of total capacity. ETRN has a 47.2% ownership interest in MVP Southgate and will operate the pipeline.
Hammerhead Pipeline
During the second quarter 2020, a portion of the Hammerhead pipeline became operational for interruptible service. Hammerhead is a 64-mile gathering header pipeline designed to primarily deliver Marcellus gas from southwestern Pennsylvania to MVP. Hammerhead has 1.6 Bcf per day of capacity, of which 1.2 Bcf per day is contracted under a 20-year firm capacity commitment. Upon MVP in-service the firm capacity commitment on Hammerhead will commence.
Sustainability Report
On July 29, 2020, ETRN published its first annual corporate sustainability report, which was produced in accordance with the Global Reporting Initiative (GRI) core reporting option and also incorporated the Sustainability Accounting Standards Board (SASB) Oil & Gas Midstream Standards. The report includes information and data for the first full year of standalone operations as ETRN and reflects the results of the Company's materiality assessment to identify the Environmental, Social, and Governance (ESG) topics most significant to ETRN’s business and stakeholders. The report can be viewed online at: https://csr.equitransmidstream.com
Q2 2020 Earnings Conference Call Information
ETRN will host a conference call with security analysts today, August 4, 2020, at 10:30 a.m. (ET) to discuss second quarter 2020 financial results, operating results, and other business matters.
Call Access: All participants must pre-register online, in advance of the call. Upon completion, registered participants will receive a confirmation email that includes instructions for accessing the call, as well as a unique registration ID and passcode. Please pre-register using the appropriate online registration links below:
Security Analysts :: Audio Registration
Your email confirmation will contain dial-in information, along with your unique ID and passcode.
All Other Participants :: Webcast Registration
Your email confirmation will contain the webcast link, along with your unique ID and passcode.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 585-8367 or (416) 621-4642. The ETRN conference ID: 8447957.
ETRN management speak to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income Attributable to ETRN common shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN common shareholders
Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income attributable to ETRN common shareholders, earnings per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income attributable to ETRN common shareholders and earnings per diluted share attributable to ETRN common shareholders, including the premium on redemption of a portion of EQM Series A Preferred Units, separation and other transaction costs, impairments of long-lived assets, changes in the fair value of derivative instruments and loss on early extinguishment of debt, which items affect the comparability of results period to period. The impact of non-controlling interests is also excluded from the calculations of adjustment items to adjusted net income attributable to ETRN common shareholders, as is the tax impact of non-GAAP items. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income attributable to ETRN common shareholders or actual earnings of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income attributable to ETRN common shareholders and earnings per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020.

Reconciliation of Adjusted Net Income Attributable to ETRN common shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN common shareholders

	Three Months Ended June 30,
(Thousands, except per share information)	2020	2019
Net income attributable to ETRN common shareholders	$26,990	$74,521
Add back / (deduct):
Premium on redemption of EQM Series A Preferred Units	27,253	—
Separation and other transaction costs	11,453	15,568
Impairments of long-lived assets	—	80,135
Unrealized gain on derivative instruments	(12,554)	—
Noncontrolling interest impact of non-GAAP items	4,559	(52,358)
Tax impact of non-GAAP items(1)	(909)	(11,399)
Adjusted net income attributable to ETRN common shareholders	$56,792	$106,467
Diluted weighted average common shares outstanding	260,883	254,967
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.22	$0.42
(1)The adjustments were tax effected at the Company’s federal and state statutory tax rate for each period.
Adjusted EBITDA
As used in this news release, Adjusted EBITDA means net income, plus income tax expense, net interest expense, loss on early extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, and separation and other transaction costs, less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments and adjusted EBITDA attributable to non-controlling interest.
The table below reconciles adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2020.
Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,
(Thousands)	2020	2019
Net income	$143,458	$130,480
Add:
Income tax expense	34,267	11,470
Net interest expense	66,795	61,713
Depreciation	63,151	56,759
Amortization of intangible assets	16,205	13,750
Impairments of long-lived assets	—	80,135
Preferred Interest payments	2,762	2,746
Non-cash long-term compensation expense	1,796	1,510
Separation and other transaction costs	11,453	15,568
Less:
Equity income	(56,244)	(36,782)
AFUDC – equity	(246)	(2,107)
Unrealized gain on derivative instruments	(12,554)	—
Adjusted EBITDA attributable to noncontrolling interest(1)	(7,692)	(7,916)
Adjusted EBITDA	$263,151	$327,326

(1)Reflects adjusted EBITDA attributable to non-controlling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to non-controlling interest for the three months ended June 30, 2020 was calculated as net income of $2.3 million plus depreciation of $2.7 million, plus amortization of intangible assets of $2.1 million and plus interest expense of $0.6 million. Adjusted EBITDA attributable to non-controlling interest for the three months ended June 30, 2019 was calculated as net income of $4.0 million, plus depreciation of $2.2 million, plus amortization of intangible assets of $0.9 million and plus interest expense of $0.8 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to non-controlling interest, capital expenditures (excluding the non-controlling interest share (40%) of Eureka capital expenditures), capital contributions to MVP JV, and distributions/dividends and redemption amounts paid to Series A Preferred unitholders/shareholders (as applicable).
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid and distributions paid to non-controlling interest unitholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2020.
Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended June 30,
(Thousands)	2020	2019
Net cash provided by operating activities	$343,697	$300,342
Add back / (deduct):
Principal payments received on the Preferred Interest	1,242	1,157
Net cash provided by operating activities attributable to noncontrolling interest(1)	(6,561)	(5,972)
EQM Series A Preferred Unit distributions(2)	(25,501)	—
Redemption of EQM Series A Preferred Units(3)	(17,338)	—
Capital expenditures(4)(5)	(107,115)	(261,631)
Capital contributions to MVP JV	(33,484)	(156,412)
Free cash flow	$154,940	$(122,516)
Less:
Dividends paid(6)	(34,399)	(114,608)
Distributions paid to noncontrolling interest unitholders(6)	(32,244)	(95,278)
Retained free cash flow	$88,297	$(332,402)
(1)Reflects 40% of $16.4 million and $14.9 million, or Eureka’s standalone net cash provided by operating activities, representing the non-controlling interest portion for the three months ended June 30, 2020 and 2019, respectively.
(2)Reflects cash distribution paid of $1.0364 per EQM Series A Preferred Unit in the second quarter of 2020.
(3)Redemption of EQM Series A Preferred Units for Q2 2020 included approximately $11 million for partial period distributions for the period 4/1/2020 through 6/17/2020 for the EQM Series A Preferred Units that were redeemed and an approximately $6 million change of control premium (101% of ~$600 MM of such units).
(4)Does not reflect amounts related to the non-controlling interest share of Eureka.
(5)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(6)Dividends paid and distributions paid to non-controlling interest unitholders during the second quarter 2020 were based on the first quarter 2020 dividend of $0.15 per ETRN common share and first quarter 2020 distributions of $0.3875 per EQM common unit.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions

•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income, operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities without unreasonable effort. ETRN provides a range for the forecasts of net income attributable to ETRN, adjusted EBITDA, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means the earnings before interest, taxes, depreciation and amortization of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income, operating income or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income and operating income. Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2020.
ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income, the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expenses, to individual assets within its business segments. Therefore, the reconciliation of projected water EBITDA from projected water operating income is not available without unreasonable effort. ETRN has provided a range for the forecast of water EBITDA to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other.
Reconciliation of Water EBITDA

	Three Months Ended June 30,
(Thousands)	2020	2019
Water operating income	$12,303	$10,072
Add: Depreciation	7,499	6,478
Water EBITDA	$19,802	$16,550
About Equitrans Midstream Corporation:
Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located assets in the Marcellus and Utica regions, ETRN has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 with the vision to be the premier midstream services provider in North America. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com; and to learn more about our environmental, social, and governance practices visit https://csr.equitransmidstream.com.
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
412-395-3941
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target” or “continue,” and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance regarding ETRN’s gathering, transmission and storage and water service revenue and volume growth, including the anticipated effects associated with the new Gas Gathering and Compression Agreement and related documents entered into with EQT Corporation (EQT) (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees), deferred revenues, expenses, and contract liabilities, and the effects on projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project; the ultimate gathering fee relief provided to EQT under the EQT Global GGA and related agreements, including the exercise by EQT of any cash-out option as an alternative to receiving such relief; ETRN’s ability to de-lever; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP in-service), water EBITDA, net income attributable to ETRN, free cash flow, retained free cash flow, leverage ratio, and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects); the cost, capacity, shippers for, timing of regulatory approvals, final design (including expansions or extensions and capital and incremental adjusted EBITDA related thereto), ability to contract additional capacity on and targeted in-service dates of current projects; the ultimate terms, partners and structure of Mountain Valley Pipeline, LLC (MVP JV) and ownership interests therein; expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to provide produced water handling services and realize expansion opportunities and related capital avoidance; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality and accretion associated with transactions, including through increased scale; ETRN’s ability to access commercial opportunities and new customers for its water services business, and the timing and final terms of any definitive water services agreement or agreements between EQT and ETRN entered into pursuant to the letter agreement between the parties in respect of water services (Water Services Letter Agreement); any further credit rating impacts associated with the MVP project, customer credit ratings changes, including EQT's, and defaults, acquisitions, dispositions and financings and any further changes in EQM’s credit ratings; the ability of ETRN’s contracts to survive a customer bankruptcy or restructuring; the timing and amount of future issuances or repurchases of ETRN’s securities; effects of conversion, if at all, of ETRN’s preferred shares; effects of seasonality; expected cash flows and MVCs, including those associated with the EQT Global GGA and any definitive agreement or agreements between EQT and ETRN related to the Water Services Letter Agreement, and the potential impacts thereon of the commission timing and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; dividend amounts, timing and rates, including the effect thereon of completion of the MVP project; the effect and outcome of pending and future litigation and regulatory proceedings; changes in commodity prices and the effect of commodity prices on ETRN's business including future decisions of customers in respect of curtailing (or subsequently bringing back online) natural gas production, choke management, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business; liquidity and financing requirements, including sources and availability; interest rates; the ability of ETRN’s subsidiaries to service debt under, and comply with the covenants contained in, their respective credit agreements; expectations regarding production volumes in ETRN’s areas of operations; ETRN’s ability to achieve the anticipated benefits associated with the execution of the EQT Global GGA, the Water Services Letter Agreement and related agreements and the completion of the EQM merger; the impact on ETRN and its subsidiaries of the coronavirus disease 2019 (COVID-19) pandemic, including, among other things, effects on demand for natural gas and ETRN’s services, commodity prices and access to capital; the effects of government regulation; and tax status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.
Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated by the risk factors disclosed under Part II, Item 1A, "Risk Factors," of ETRN’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC and ETRN's subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. ETRN assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,
	2020	2019

	(Thousands, except per share amounts)
Operating revenues	$340,590	$406,167
Operating expenses:
Operating and maintenance	41,663	46,556
Selling, general and administrative	32,821	27,224
Separation and other transaction costs	11,453	15,568
Depreciation	63,151	56,759
Amortization of intangible assets	16,205	13,750
Impairments of long-lived assets	—	80,135
Total operating expenses	165,293	239,992
Operating income	175,297	166,175
Equity income	56,244	36,782
Other income	12,979	706
Net interest expense	66,795	61,713
Income before income taxes	177,725	141,950
Income tax expense	34,267	11,470
Net income	143,458	130,480
Net income attributable to noncontrolling interests	86,964	55,959
Net income attributable to ETRN	56,494	74,521
Preferred dividends	29,504	—
Net income attributable to ETRN common shareholders	$26,990	$74,521

Earnings per share of common stock attributable to ETRN common shareholders - basic	$0.10	$0.29
Earnings per share of common stock attributable to ETRN common shareholders - diluted	$0.10	$0.29

Weighted average common shares outstanding - basic	260,883	254,917
Weighted average common shares outstanding - diluted	260,883	254,967

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2020	2019

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$149,109	$147,771
Volumetric-based fee revenues	72,422	137,895
Total operating revenues	221,531	285,666
Operating expenses:
Operating and maintenance	22,745	25,480
Selling, general and administrative	24,521	19,369
Separation and other transaction costs	—	15,358
Depreciation	41,827	37,443
Amortization of intangible assets	16,205	13,750
Impairments of long-lived assets	—	80,135
Total operating expenses	105,298	191,535
Operating income	$116,233	$94,131

OPERATIONAL DATA
Gathering volumes (BBtu per day):
Firm capacity reservation(1)	5,079	3,555
Volumetric-based services	2,607	4,350
Total gathered volumes	7,686	7,905

Capital expenditures(2)	$101,157	$256,318
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Includes approximately $11.1 million and $10.9 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended June 30, 2020 and 2019, respectively.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2020	2019

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$83,764	$81,836
Volumetric-based fee revenues	5,161	10,931
Total operating revenues	88,925	92,767
Operating expenses:
Operating and maintenance	9,630	10,082
Selling, general and administrative	5,905	6,847
Depreciation	13,570	12,594
Total operating expenses	29,105	29,523
Operating income	$59,820	$63,244

Equity income	$56,244	$36,782

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day):
Firm capacity reservation	2,742	2,647
Volumetric-based services	7	211
Total transmission pipeline throughput	2,749	2,858

Average contracted firm transmission reservation commitments (BBtu per day)	3,767	3,649

Capital expenditures(1)	$15,464	$11,229
(1)Transmission capital expenditures do not include capital contributions made to the MVP Joint Venture for the MVP and MVP Southgate projects of approximately $33.5 million and $156.4 million for the three months ended June 30, 2020 and 2019, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2020	2019

FINANCIAL DATA	(Thousands)
Firm reservation fee revenues(1)	$11,007	$808
Volumetric based fee revenues:	19,127	26,926
Water services revenues	30,134	27,734
Operating expenses:
Operating and maintenance	9,288	10,994
Selling, general and administrative	1,044	190
Depreciation	7,499	6,478
Total operating expenses	17,831	17,662
Operating income	$12,303	$10,072

OPERATIONAL DATA
Water volumes (MMgal)
Firm capacity reservation(1)	150	28
Volumetric based services	435	591
Total water volumes	585	619

Capital expenditures	$2,371	$8,849
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.

Source: Equitrans Midstream Corporation